April 27, 2005



OccuLogix, Inc.
2600 Skymark Drive
Unit 9, Suite 201
Mississauga, Ontario L4W 5B2

Dear Sirs/Mesdames:

      Re: Stock Option Plan

      We have acted as counsel for OccuLogix, Inc. ("OccuLogix"), a corporation incorporated under the laws of the State of Delaware, in connection with the registration statement on Form S-8 (the "Form S-8") pursuant to the Securities Act of 1933, as amended (the "Act"), with respect to up to 3,897,186 shares of common stock, $0.001 par value ("Common Stock"), of OccuLogix (the "Shares") issuable upon exercise of options to purchase shares of Common Stock granted or to be granted under the Amendment to the 2002 OccuLogix, Inc. Stock Option Plan (the "Plan").

      In connection with furnishing this opinion, we have made such investigations and examined originals or copies certified or otherwise identified to our satisfaction of such documents, records and certificates of OccuLogix and government officials as we have considered necessary or relevant for the purposes of this opinion, including:

      (a) the amended and restated articles and amended and restated by-laws of OccuLogix;

      (b) the Plan; and

      (c) copies of the resolutions of the directors of OccuLogix authorizing the Plan and the issuance of the Shares thereunder.

      We have also relied, to the extent we deemed relevant and necessary as a basis for the opinions and statements expressed below, upon oral and written statements of officers and other representatives of OccuLogix as to factual matters.


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      In giving this opinion, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

      The opinions below are limited to the federal laws of the United States and the Delaware General Corporation Law.

      Based and relying upon and subject to the foregoing we are of the opinion that:

      1. The Shares have been duly authorized by all necessary corporate action on the part of OccuLogix.

      2. When issued upon exercise of an option to purchase shares of Common Stock pursuant to the Plan and upon receipt of the applicable exercise price, the Shares will be validly issued and outstanding as fully paid and non-assessable.

      The opinions and confirmations set forth herein are made as of the date hereof, and we hereby disclaim any obligation, express or implied, to update such matters after the date hereof.

      We hereby consent to the inclusion of this opinion as an exhibit to the Form S-8. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder

                                        Yours very truly,



                                        /s/ Torys LLP